Exhibit 99.2

AMENDMENT TO THE

CROWDTWIST, INC. 2010 STOCK PLAN

This Amendment (this “Amendment”) to the CrowdTwist, Inc. 2010 Stock Plan (the “Plan”), is effective as of November 8, 2019 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, CrowdTwist, Inc. (the “Company”) maintains the Plan;

WHEREAS, under Section 11 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time and for any reason;

WHEREAS, OC Acquisition LLC, a Delaware limited liability company (“Parent”), Crest Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company, and Fortis Advisors LLC, a Delaware limited liability company, as Holder Representative, are entering into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company; and

WHEREAS, in accordance with Section 4.14 of the Merger Agreement, the Company desires to amend certain terms of the Plan as set forth in this Amendment.

NOW, THEREFORE, conditioned upon the Closing of the Merger (as each term is defined in the Merger Agreement) and effective as of the Effective Date, the Plan is hereby amended as follows:

1. Section 6 of the Plan is amended to add a new subsection (o) to read in its entirety as follows:

(o) Notwithstanding anything in the Plan to the contrary, except as provided in Section 8, neither the Board of Directors nor any successor board or committee shall have the authority to effect the cancellation of any or all outstanding Options (as may be assumed or continued in full force and effect in connection with an Acquisition) and to grant in substitution thereof new Options covering the same or different number of shares but with an Exercise Price per share based on the Fair Market Value per share on the new Option grant date, or otherwise directly reduce the Exercise Price in effect for such outstanding Options.

2. Section 8 of the Plan is amended and restated in its entirety to read as follows:

8. Adjustment of Shares.

(a) If the Shares shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue Shares as a stock dividend on its outstanding Shares, the number of Shares deliverable upon the exercise of outstanding Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made to the Exercise Price per share to reflect such subdivision, combination or stock dividend.

(b) In the event of an Acquisition (as defined below), each outstanding Option, as determined by the Board of Directors in its discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an option or other award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Acquisition, (iv) cancelled and replaced with a cash retention program of the Company or any successor corporation (or parent thereof), and which, for Options, preserves the spread existing on the unvested shares subject to the Option at the time of the Acquisition (the excess of the Fair Market Value of those shares over the aggregate Exercise Price for such shares) and, subject to subsection (d) below, provides for subsequent payout of the cash payment (including the spread) in accordance with the same vesting schedule applicable to the unvested shares subject to the Options, but only if such replacement cash program would not result in the treatment of the Option as an item of deferred compensation subject to Section 409A of the Code, or (v) any combination of the foregoing. Determinations by the Board of Directors under this Section need not be uniform among Optionees. In the event of an Acquisition, the Board of Directors may determine that any outstanding Option that is partially vested and partially unvested at the effective time of the Acquisition shall be treated as two separate Options, consisting of a vested Option, to the extent such Option is vested, and an unvested Option, to the extent such Option is unvested.

(c) To the extent an outstanding Option is not assumed, substituted, continued or replaced in accordance with subsection (b), the Board of Directors in its discretion shall have the authority to provide that to the extent any Option remains unexercised and outstanding on the effective date of the Acquisition, such Option shall be cancelled and terminate and the Optionee shall become entitled to receive, upon consummation of the Acquisition and subject to subsection (d), a lump sum cash payment in an amount equal to the product of (A) the number of Shares subject to the Option and (B) the excess of (x) the Fair Market Value per Share on the date of the Acquisition over (y) the per share Exercise Price in effect for such Option. However, any such Option shall be subject to cancellation and termination, without cash payment or other consideration due the grantee, if the Fair Market Value per Share on the date of such Acquisition is less than the per share Exercise Price or purchase price in effect for such Option.

(d) The Board of Directors shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Acquisition shall apply to any cash payment made pursuant to subsection (b) or subsection (c) to the same extent and in the same manner as such provisions apply to a holder of a Share.

(e) Immediately following the consummation of an Acquisition, (i) all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Acquisition, and (ii) no further Options may be granted under the Plan.

(f) In the event of any Acquisition, the Board of Directors in its discretion may determine that all outstanding repurchase rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Acquisition or (ii) are to be terminated and the Shares subject to those terminated rights are to immediately vest in full.

(g) Each Option that is assumed in connection with an Acquisition or otherwise continued in effect shall be appropriately adjusted, immediately after such Acquisition, to apply to the number and class of securities into which the Shares subject to that Option would have been converted in consummation of such Acquisition had those shares actually been outstanding at that time. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Acquisition, (ii) the Exercise Price payable per share under each outstanding Option, provided the aggregate Exercise Price or purchase price payable for such securities shall remain the same, and (iii) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Company’s outstanding Shares receive cash consideration for their Shares in consummation of the Acquisition, the successor corporation (or parent thereof) may, in connection with the assumption or continuation of the outstanding Options and subject to the Board of Directors’ approval, substitute one or more shares of its own common stock with a Fair Market Value equivalent to the cash consideration paid per Share in such Acquisition.

(h) If the vesting of any Option is based, in whole or in part, on performance, and such Option is assumed or otherwise continued in full force and effect in connection with an Acquisition, the Board of Directors shall determine how the unvested portion of the Option shall vest following the Acquisition, including without limitation, whether such Option shall automatically become vested at the target or maximum level of performance, whether such Option shall remain subject to any continuing service requirements, and any appropriate adjustments to the performance measures.

(i) The Board of Directors shall have the discretion, exercisable either at the time an Option is granted or at any time while such Option remains outstanding, to structure such Option so that (i) all or a portion of the shares subject to the Option shall automatically accelerate and vest in full (and any repurchase rights of the Company with respect to the unvested shares subject to that Option shall immediately terminate) upon the occurrence of an Acquisition, whether or not such Option is to be assumed in the Acquisition or otherwise continued in effect or (ii) all or a portion of the shares subject to such Option will automatically vest on an accelerated basis should the Optionee’s employment or other relationship with the Company (or successor corporation) terminate by reason of an involuntary termination within a designated period following the effective date of any Acquisition in which the Option is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.

(j) In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Board of Directors.

(k) Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an Option. No adjustments shall be made for dividends paid in cash or in property other than Stock.

(l) Unless determined otherwise by the Board of Directors, no fractional shares shall be issued under the Plan.

(m) The portion of any ISO accelerated in connection with an Acquisition shall remain exercisable as an ISO only to the extent the applicable One Hundred Thousand Dollar ($100,000) annual limitation under Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be deemed a Nonstatutory Option.

(n) The grant of Options under the Plan shall in no way affect the right of the Company to adjust, classify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(o) As used in the Plan, “Acquisition” means:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer, or other disposition of all or substantially all of the assets of the Company; or

(iii) the acquisition in a single transaction or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employed benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; provided, however, that the Board or Committee shall determine under this clause (iii) whether multiple transactions are related, and its determination shall be final, binding and conclusive.

3. Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth below, but effective as of the Effective Date.

CROWDTWIST, INC.

/s/ Scott Matthews
By

Scott Matthews
Print Name

Chief Executive Officer
Title

November 8, 2019
Date